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                      STOCKHOLDER AGREEMENT

          This Stockholder Agreement (this "Stockholder
Agreement") dated as of July 12, 1994, is entered into by and between Mercantile Bancorporation Inc., a Missouri corporation
("Mercantile"), and -------------- ("Stockholder").

          WHEREAS, Stockholder is a member of the Board of Directors of UNSL Financial Corp, a Delaware corporation ("UNSL"), and is the beneficial and record owner of the number of shares of UNSL's common stock, $1.00 par value (the "UNSL Common Stock") set forth in Exhibit A attached hereto and made a part hereof;
and          ---------

          WHEREAS, UNSL and Mercantile have proposed to enter into an Agreement and Plan of Reorganization (the "Agreement"), dated as of today, which contemplates the acquisition by Mercantile of 100% of the issued and outstanding shares of UNSL Common Stock by means of a merger of UNSL with and into a wholly owned subsidiary of Mercantile (the "Merger"); and

          WHEREAS, Mercantile is willing to expend the substantial time, effort and expense necessary to implement the Merger, only if Stockholder enters into this Stockholder
Agreement; and

          WHEREAS, Stockholder believes that the Merger is in his best interest and the best interest of UNSL.

          NOW, THEREFORE, in consideration of these premises, Stockholder hereby agrees as follows:

          1.   Voting Agreement.  Stockholder will vote all of
               ----------------
the shares of UNSL Common Stock he now owns or hereafter acquires in favor of the Merger at the meeting of stockholders of UNSL to be called for the purpose of approving the Merger (the
"Meeting").

          2.   No Competing Transaction.  Stockholder will not,
               ------------------------
directly or indirectly, cause the initiation, solicitation or encouragement, or voting of any of shares of UNSL Common Stock now are hereafter acquired by Stockholder in favor of any other merger or sale of all or substantially all the assets of UNSL to any person other than Mercantile or its affiliates until the earlier to occur of: (i) the closing of the Merger, (ii) the termination of the Agreement or (iii) the abandonment of the Merger by the mutual agreement of UNSL and Mercantile.

          3.   Transfers Restricted.  From and after the date of
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this Stockholder Agreement, Stockholder will not sell, dispose of or otherwise transfer any shares of UNSL Common Stock owned beneficially or of record by him unless the transferee, prior to such transfer, executes a stockholders agreement substantially to the effect of this Stockholder Agreement and satisfactory to Mercantile.


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          4.   Meeting.  At Mercantile's request, Stockholder
               -------
shall use his best efforts to cause the Meeting to be held as soon as practicable.

          5.   No Ownership Interest.  Nothing contained in this
               ---------------------
Stockholder Agreement shall be deemed to vest in Mercantile any direct or indirect ownership or incidence of ownership of or with respect to any shares of UNSL Common Stock. All rights, ownership and economic benefits of and relating to the shares of UNSL Common Stock owned by Stockholder shall remain and belong to Stockholder and Mercantile shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of UNSL or exercise any power or authority to direct Stockholder in the voting of any of his shares of UNSL Common Stock, except as otherwise expressly provided herein, or the performance of his duties or responsibilities as a stockholder of UNSL.

          6.   Evaluation of Investment.  Stockholder, by reason
               ------------------------
of his knowledge and experience in financial and business matters and in his capacity as a director of UNSL, believes himself capable of evaluating the merits and risks of the potential investment in common stock of Mercantile, $5.00 par value, contemplated by the Agreement.

          7.   Documents Delivered.  Stockholder acknowledges
               -------------------
having reviewed the Agreement and its attachments and the related Plan of Merger and that reports, proxy statements and other information with respect to Mercantile filed with the securities and Exchange Commission were, prior to his execution of this Stockholder Agreement, available for inspection and copying at the offices of Mercantile and that Mercantile delivered the following such documents to UNSL:

               (a) Mercantile's Annual Report on Form 10-K for the year ended December 31, 1993;

               (b) Mercantile's Annual Report to Shareholders for the year ended December 31, 1993; and

               (d) Mercantile's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

          8.   Amendment and Modification.  This Stockholder
               --------------------------
Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and Mercantile.

          9.   Entire Agreement.  This Stockholder Agreement
               ----------------
evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Stockholder Agreement supersedes any

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agreements among UNSL and Stockholder concerning the Merger or the disposition or control of the stock of UNSL.

          10.  Severability.  The parties agree that if any
               ------------
provision of this Stockholder Agreement shall under any circumstances be deemed invalid or inoperative, this Stockholder Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

          11.  Counterparts.  This Stockholder Agreement may be
               ------------
executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.  Governing Law.  The validity, construction,
               -------------
enforcement and effect of this Stockholder Agreement shall be governed by the internal laws of the State of Missouri.

          13.  Headings.  The headings for the paragraphs of this
               --------
Stockholder Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Stockholder Agreement.

          14.  Successors.  This Stockholder Agreement shall be
               ----------
binding upon and inure to the benefit of Mercantile and its successors, and Stockholder and Stockholder's spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Stockholder Agreement shall survive the death or incapacity of Stockholder. This agreement may be assigned by Mercantile only to an affiliate of Mercantile.


                              MERCANTILE BANCORPORATION INC.



                              By:-------------------------------------
                                 Ralph W. Babb, Jr.
                                 Vice Chairman


                              STOCKHOLDER



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